Exhibit 8.1

January 28, 2005

Board of Directors

News Corporation

1211 Avenue of the Americas

New York, NY 10036

Re: Registration Statement on Form S-4 (SEC File No. 333-121925)

Ladies and Gentleman:

We are acting as counsel to News Corporation, a Delaware corporation (“News Corporation” or the “Company”), in connection with the registration statement on Form S-4 (the “Registration Statement”), filed by News Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed offer by News Corporation, through its direct wholly-owned subsidiary Fox Acquisition Corp, to exchange 1.90 shares of News Corporation Class A common stock, par value $0.01 per share, (including the associated preferred stock purchase rights) (the “Shares”) for each outstanding share of the Class A common stock, par value $0.01 per share, of Fox Entertainment Group, Inc., a Delaware corporation (“Fox”) (the “Offer”) and the planned “short form” merger of Fox and Fox Acquisition Corp that is expected to follow the successful completion of the Offer (the “Merger,” and together with the Offer, the “Exchange”). All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Registration Statement.

In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Registration Statement (including the Prospectus contained therein); (2) factual representations and certifications made to us by News Corporation; and (3) such other instruments and documents related to the formation, organization and operation of News Corporation, Fox Acquisition Corp and Fox and to the consummation of the Exchange as we have deemed necessary or appropriate.

The Proposed Transactions

Based solely upon our review of the documents set forth above, and upon such information as News Corporation has provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

News Corporation is a diversified international media and entertainment company with operations in eight segments: filmed entertainment, television, cable network programming, direct broadcast satellite television, magazines and inserts, newspapers, book publishing and other. News Corporation’s activities are conducted principally in the United States, the United Kingdom, Italy, Asia, Australia and the Pacific Basin. Fox Acquisition Corp is a direct wholly-owned subsidiary of News Corporation created solely for the purpose of effectuating the Exchange. Fox is principally engaged in the development, production and worldwide distribution of feature films and television programs, television broadcasting and cable network programming. As of the date hereof, News Corporation owns approximately 82.1% of the equity of Fox, and approximately 97% of its voting power.

For the reasons set forth in the Registration Statement, Fox Acquisition Corp will make the Offer to acquire all of the outstanding shares of Fox Class A common stock by offering Fox stockholders an exchange of 1.90 shares of News Corporation Class A common stock (including the associated preferred stock purchase rights) for each outstanding share of Fox Class A common stock validly tendered and not withdrawn. News Corporation currently owns approximately 252,159,080 shares of Fox Class A common stock, representing approximately

News Corporation

January 28, 2005

59.1% of all outstanding shares of Fox Class A common stock, and 547,500,000 shares of Fox Class B common stock, representing 100% of all outstanding shares of Fox Class B common stock. If the Offer is successfully completed, News Corporation will, as soon as practicable thereafter, effect the Merger of Fox with and into Fox Acquisition Corp. News Corporation will be able to effect the Merger because, following the successful completion of the Offer, News Corporation and/or Fox Acquisition Corp will own at least 90% of the outstanding shares of Fox Class A common stock and at least 90% of the outstanding shares of Fox Class B common stock which are the required ownership levels under Delaware law for the consummation of a “short form” merger.

No fractional shares of News Corporation Class A common stock will be issued in connection with the Offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share of News Corporation Class A common stock, after combining all fractional shares to which the stockholder would otherwise be entitled, will receive cash in an amount equal to the product obtained by multiplying (1) the fraction of a share of News Corporation Class A common stock to which the holder would otherwise be entitled by (2) the closing price of News Corporation Class A common stock as reported on the New York Stock Exchange on the last trading day before the time that the offer expires.

Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the successful completion of the Exchange) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

2. The Exchange will be consummated in accordance with applicable law.

3. All representations made by News Corporation are true, correct, and complete in all material respects. Any representation or statement made “to the best of knowledge” or similarly qualified is correct without such qualification.

4. The Exchange will be consummated as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof) and all documents and instruments referred to in the Registration Statement are valid and binding in accordance with their terms.

Federal Income Tax Consequences

Based upon and subject to the assumptions and qualifications set forth herein, the discussion of United States federal tax matters in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” to the extent that it purports to describe provisions of United States federal income tax law or legal conclusions with respect thereto, is correct in all material respects as of the date hereof.

News Corporation

January 28, 2005

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Internal Revenue Code of 1986, as amended, and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. News Corporation has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws after the date hereof.

2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Exchange or any other transaction (including any transaction undertaken in connection with the Exchange). We express no opinion regarding, among other things, the tax consequences of the Exchange (including the opinion set forth above) as applied to specific stockholders of News Corporation and Fox that may be relevant to particular classes of the News Corporation and Fox shareholders.

3. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section captioned “The Proposed Transactions” and the Registration Statement. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section captioned “The Proposed Transactions” and the Registration Statement or to any transaction whatsoever, including the Exchange, if all the transactions described in the section captioned “The Proposed Transactions” and the Registration Statement are not consummated in accordance with the terms of the section captioned “The Proposed Transactions” and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

4. This opinion letter has been provided for your use in connection with the Registration Statement. We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving the consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/s/    HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.

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